Exhibit 2.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF WAVEMAKER LABS ASIA, INC.

Wavemaker Labs Asia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Wavemaker Labs Asia, Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 13, 2021 under the name Wavemaker Labs Asia, Inc.

THIRD: This amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Incorporation of the Corporation is hereby amended by deleting Section A of Article V thereto in its entirety and inserting in lieu thereof the foregoing:

“A.         The Company is authorized to issue three classes of shares to be designated respectively Class F Stock (“Class F Stock”), Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of Class F Stock the Company shall have authority to issue is Thirty Million (30,000,000); the total number of shares of Common Stock the Company shall have authority to issue is Forty Million (40,000,000); and the total number of shares of Preferred Stock the Company shall have authority to issue is One Million (1,000,000). The Class F Stock, Common Stock and Preferred Stock shall each have a par value of $0.0001 per share.”

FIFTH: All other provisions of the Certificate of Incorporation remain in full force and effect.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his own knowledge.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Amendment on this ____ day of December, 2021.

James Buckly Jordan, President